EXHIBIT 11.3

CPI CORP. COMPUTATION OF EARNINGS PER COMMON SHARE - BASIC
(in thousands of dollars and shares except per share amounts)
Twelve Weeks Ended July 22, 2000 and July 24, 1999
                                          Twelve Weeks Ended
                                         ----------------------
                                          July 22,    July 24,
                                            2000        1999
                                         ---------    ---------
Basic:
  Net earnings (loss) applicable to
    common shares:
      From continuing operations         $  2,011     $   (321)
      From discontinued operations           (583)        (639)
                                         ---------    ---------
        Net earnings (loss)              $  1,428     $   (960)
                                         =========    =========
Shares:
  Weighted average number of
    common shares outstanding              17,824       17,781
  Less:  Treasury stock - weighted
    average                                (9,863)      (7,864)
                                         ---------    ---------
  Weighted average number of common
    and common equivalent shares
    outstanding                             7,961        9,917
                                         =========    =========
Net earnings (loss) per common and
    common equivalent shares:
      From continuing operations         $   0.25     $  (0.03)
      From discontinued operations          (0.07)       (0.07)
                                         ---------    ---------
        Net earnings (loss)              $   0.18     $  (0.10)
                                         =========    =========





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